CPS TECHNOLOGIES CORP. --- Fourth Quarter Update

Norton, Massachusetts, January 16, 2019.  CPS Technologies Corporation (Nasdaq:CPSH)

today announced that it expects revenues for the fourth quarter ended December 29, 2018 will approximate $6 million, compared with $3.8 million in the fourth quarter of 2017.  In addition the Company announced that at year end it had paid off the balance drawn on its line of credit.   Commenting on these results, Grant Bennett, President and Chief Executive Officer, said, “Revenues in the quarter continued the upward trajectory achieved during the year.  We were particularly pleased with the cash flow generated in the quarter which enabled us to pay off the $900 thousand drawn on our line of credit at the end of the third quarter.  As a result of this payoff, the full amount of the $1.5 million committed credit line with Santander is available to support growth as we enter 2019.”

Mr. Bennett will be presenting and meeting with investors at the Noble Capital Markets’ Fifteenth Annual Investor Conference at the W Hotel, Fort Lauderdale, Florida on Tuesday, January 29,, 2019.

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com